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GENERAL MOTORS CORPORATION                                          EXHIBIT 12
AND SUBSIDIARIES                             COMPUTATION OF RATIOS OF EARNINGS
                                                              TO FIXED CHARGES



                                                         Three Months Ended
                                                              March 31,
                                                        --------------------
                                                            1994        1993
                                                        --------    --------
                                                       (Dollars in Millions)

Income before cumulative effect of
  accounting change                                     $1,611.8      $513.2
United States, foreign, and other income taxes             840.3       417.2
Equity in losses of associates                              36.7        44.5
Amortization of capitalized interest                        12.6        13.9
                                                         -------     -------
Income before income taxes, undistributed
  losses of associates, and amortization of
  capitalized interest                                   2,501.4       988.8
                                                         -------     -------

Fixed charges included in net income
  Interest and related charges on debt                   1,164.5     1,640.0
  Portion of rentals deemed to be interest                 106.3       113.2
                                                         -------     -------
    Total fixed charges included in net income           1,270.8     1,753.2
                                                         -------     -------


Earnings available for fixed charges                    $3,772.2    $2,742.0
                                                         =======     =======

Fixed charges
  Fixed charges included in net income                  $1,270.8    $1,753.2
  Interest capitalized in the period                         9.7         7.3
                                                        --------     -------
    Total fixed charges                                 $1,280.5    $1,760.5
                                                         =======     =======


Ratios of earnings to fixed charges                         2.95        1.56
                                                            ====        ====



























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